Exhibit 99.1

Press Release

RLJ Lodging Trust Completes New $300 Million Unsecured Revolving Credit Facility

Bethesda, MD, June 21, 2011 — RLJ Lodging Trust (the “Company”) (NYSE: RLJ) today announced that it has successfully entered into a new $300.0 million unsecured revolving credit facility. Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were the Joint Lead Arrangers and Joint Bookrunners for the credit facility.

Wells Fargo Bank, N.A. will act as the Administrative Agent and Bank of America, N.A. will act as the Syndication Agent, with PNC Bank, N.A, Barclays Bank PLC, and Deutsche Bank Trust Company Americas, acting as the Documentation Agents.

The credit facility matures on June 20, 2014, and has a one-year extension option. The credit facility has an accordion option which provides the Company with the ability to upsize the amount available under the credit facility to $450 million, subject to certain conditions, including obtaining commitments from one or more lenders to provide such increased amounts.

“Completing a $300 million unsecured line of credit reinforces the support we have from our banking relationships,” said Thomas J. Baltimore, Jr., President and Chief Executive Officer.  “The credit facility, along with the proceeds from our recent initial public offering, provides us with the financial flexibility to execute our disciplined investment strategy of acquiring focused-service and compact full-service hotels in urban and dense suburban markets.”

About Us

RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused service and compact full-service hotels. The Company’s portfolio consists of 140 hotels in 19 states and the District of Columbia, with a total of more than 20,400 rooms. Additional information may be found on the Company’s website: http://rljlodgingtrust.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement.  All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.  For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus relating to the Company’s initial public offering, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Contact:

Hilda Delgado

Director of Finance

hdelgado@rljlodgingtrust.com